Exhibit 99.1
PRIMAVERA SOFTWARE, INC.
AMENDED AND RESTATED 2006 STOCK OPTION PLAN

ARTICLE I
PURPOSE OF THE PLAN
          The purpose of the Primavera Software, Inc. Amended and Restated 2006 Stock Option Plan (as amended, modified, and supplemented from time to time, the “Plan”) is (a) to further the growth and success of Primavera Software, Inc., a Pennsylvania corporation (the “Company”), and its Subsidiaries by enabling directors, officers and employees of, or consultants to, the Company or any of its Subsidiaries to acquire capital stock of the Company, thereby increasing their personal interest in such growth and success; and (b) to provide a means of rewarding outstanding performance by such Persons to the Company and its Subsidiaries. Options granted under the Plan (the “Options”) may be either (a) incentive stock options (“ISOs”), intended to qualify as such under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or (b) non-qualified stock options (“NSOs”). Unless the context otherwise requires, any ISO or NSO is referred to in this Plan as an “Option.” The Company may, in its discretion, also issue restricted stock hereunder in lieu of Options, with such restricted stock to be subject to restricted stock agreements and such other terms as the Committee may from time to time establish.
ARTICLE II
DEFINITIONS
          As used in the Plan, the following terms shall have the meanings set forth below.
          “Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof.
          “Board” has the meaning ascribed to it in Section 3.1.
          “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.
          “Cause” means: (a) if the Optionee is a party to an employment or service agreement with the Company or any of its Subsidiaries at the time of determination, the meaning ascribed to such term in such employment or service agreement; (b) if the Optionee is not party to an employment or service agreement with the Company or any of its Subsidiaries at the time of determination: (i) misconduct by such Optionee with respect to the business and affairs of Company, its Subsidiaries or their Affiliates; (ii) willful neglect of duties of such Optionee or the failure to follow the lawful directions of the Board or a supervisor, including, without limitation, the violation of any material policy of the Company, its Subsidiaries or their Affiliates applicable to such Optionee; (iii) the material breach by such Optionee of any of the provisions of any agreement with the Company, its Subsidiaries or their Affiliates; (iv) the commission of a felony by such Optionee; (v) the commission by such Optionee of an act of fraud or financial dishonesty with respect to the Company, its Subsidiaries or their Affiliates; (vi) the commission by such Optionee of any crime that involves moral turpitude or fraud or that otherwise has a material adverse effect on the business, assets, liabilities, operations, affairs or prospects of the Company, its Subsidiaries or their Affiliates; or (vii) chronic absenteeism by such Optionee.
          “Code” has the meaning ascribed to it in Article I.
          “Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.
          “Committee” has the meaning ascribed to it in Section 3.1.
          “Common Stock” means the common stock of the Company, par value $0.001 per share.
          “Company” has the meaning ascribed to it in Article I.
          “Control” means (including, with correlative meaning, the terms “Controlling,” “Controlled by” and “under common Control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting Securities, by contract or otherwise.
          “Disability” means: (a) if the Optionee is a party to an employment or service agreement with the Company or any of its Subsidiaries at the time of determination, the meaning ascribed to such term in such employment or service agreement; or (b) if the Optionee is not party to an employment or service agreement with the Company or any of its Subsidiaries at the time of determination, the incapacitation or disability of such Optionee by accident, sickness or otherwise so as to render such Optionee mentally or physically incapable of performing the services required to be performed by such Optionee pursuant to the terms of his or her employment or service agreement with the Company or its Subsidiaries, as applicable, for any period of sixty (60) consecutive days or for an aggregate of ninety (90) days in any period of 365 consecutive days.
          “Disqualifying Disposition” has the meaning ascribed to it in Article XV.
          “Effective Date” has the meaning ascribed to it in Article XIII.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.
          “Fair Market Value” has the meaning ascribed to it in Section 6.2.

          “Francisco Holders” means, collectively, (a) (i) Francisco Partners, L.P., a Delaware limited partnership; (ii) Francisco Partners Fund A, L.P., a Delaware limited partnership; (iii) FP Annual Fund Investors, LLC, a Delaware limited liability company; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a permitted transferee of such Francisco Holder; (c) any Person who becomes a party to the Stockholders’ Agreement as a Francisco Holder in accordance with the Stockholders’ Agreement, in each case, only for so long as such Person holds Stockholder Shares; and (d) any Affiliate of any of the foregoing.
          “Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.
          “Insight Holders” means, collectively, (a) (i) Insight Venture Partners V, L.P., a Delaware limited partnership; (ii) Insight Venture Partners (Cayman) V, L.P., a Cayman limited partnership; (iii) Insight Venture Partners V (Employee Co-Investors), L.P., a Delaware limited partnership; and (iv) Insight Venture Partners V Coinvestment Fund, L.P., a Delaware limited partnership; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a permitted transferee of such Insight Holder; (c) any Person who becomes a party to the Stockholders’ Agreement as an Insight Holder in accordance with the Stockholders’ Agreement, in each case, only for so long as such Person holds Stockholder Shares; and (d) any Affiliate of any of the foregoing.
          “ISOs” has the meaning ascribed to it in Article I.
          “NASDAQ” has the meaning ascribed to it in Section 6.2(a)(i).
          “Notice” has the meaning ascribed to it in Section 9.2.
          “NSOs” has the meaning ascribed to it in Article I.
          “Option Agreement” has the meaning ascribed to it in Section 5.2.
          “Option” has the meaning ascribed to it in Article I.
          “Optionees” has the meaning ascribed to it in Section 5.l(a).
          “Option Price” has the meaning ascribed to it in Section 6.1.
          “Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
          “Plan” has the meaning ascribed to it in Article I.

          “Publicly Traded” means, with respect to any Security, that such Security is (a) listed on any domestic securities exchange; (b) a price quoted in the NASDAQ System; or (c) has a price quoted by the National Quotation Bureau, Incorporated.
          “Repurchase Notice” means the written notice of the Company or its designees notifying an Optionee of (a) the Company’s, or it designees, intent to exercise its or their rights under Section 12.3(b); (b) the number of Restricted Securities to be repurchased; (c) the price to be paid for each Restricted Security repurchased; and (d) the date for the consummation of the proposed repurchase.
          “Reserved Shares” means, at any time, an aggregate of 17,647,059 shares of Common Stock.
          “Restricted Securities” means Options, shares of Common Stock and any Securities issued in exchange or conversion of any Common Stock or as a dividend payable on any such Securities.
          “Rule 16b-3” has the meaning ascribed to it in Section 3.1.
          “Sale of the Company” means the consummation of (a) the Transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert (other than to a Subsidiary of the Company); (b) the Transfer (in one or a series of related transactions) of a majority of the outstanding equity Securities of the Company to one Person or a group of Persons acting in concert; or (c) the merger or consolidation of the Company with or into another Person, in the case of clauses (b) and (c) above, under circumstances in which the holders of a majority of the voting power of the outstanding equity Securities of the Company immediately prior to such transaction own less than a majority in voting power of the outstanding equity Securities of the Company or the surviving or resulting Person or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a “Sale of the Company.”
          “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.
          “Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.
          “Shares” means shares of Common Stock.
          “Stockholder Shares” means (a) any equity Securities of the Company (including Common Stock) purchased or otherwise acquired by any Stockholder or (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.
          “Stockholders” means the holders of Stockholder Shares, in each case, who are parties to the Stockholders’ Agreement, and their permitted transferees.
          “Stockholders’ Agreement” means the Stockholders’ Agreement dated as of March 31, 2006, among the Company, Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P., Insight Venture Partners V (Employee Co-Investors), L.P., Insight Venture Partners V Coinvestment Fund, L.P., Francisco Partners, L.P., Francisco Partners Fund A, L.P., FP Annual Fund Investors, LLC, Joel Koppelman, and Richard Faris (and any other persons that become party thereto from time to time in accordance with the terms thereof), as amended, modified, restated or supplemented from time to time.
          “Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) more than fifty percent (50%) of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more subsidiaries of the Subject Person.
          “Termination Date” means the tenth anniversary of the Effective Date.
          “Transfer” of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise.
ARTICLE III
ADMINISTRATION OF THE PLAN; SHARES SUBJECT TO THE PLAN
3.1 Compensation Committee.
          The Plan shall be administered by the Board of Directors of the Company (the “Board”) or the Compensation Committee (the “Committee”), if any, appointed from time to time by the Board; provided, however, that, so long as it shall be required to comply with Rule 16b-3 (“Rule 16b-3”) promulgated by the Commission under the Exchange Act, in order to permit officers and directors of the Company to be exempt from the provisions of Section 16(b) of the Exchange Act with respect to transactions effected pursuant to the Plan, each of such Persons, at the effective date of his or her appointment to the Committee and at all times thereafter while serving on the Committee, shall be a “Non-Employee Director” within the meaning of Rule 16b-3.

          Any determination, election or decision of the Board or Committee hereunder with respect to any Optionee or any Optionee’s Option Agreement shall be made by the Board or Committee, as the case may be, excluding any Optionee if such Optionee is a member of the Board or Committee at such time.
          Any vacancy on the Committee, whether due to action of the Board or any other cause, shall be filled by the Board. The term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board if the Board is administering the Plan.
3.2 Interpretation.
          Except as may otherwise be expressly reserved to the Board as provided herein, and with respect to any Option, except as may otherwise be expressly provided in the Option Agreement evidencing such Option, the Committee shall, in its sole discretion, have all powers with respect to the administration of the Plan and the Options, including, but not limited to, (a) the interpretation of the provisions of the Plan and any Option Agreement; and (b) the determination of whether to permit any proposed Transfer and the determination regarding any accelerated vesting or accelerated exercise at any time of any Option notwithstanding any other provision of the Plan. All decisions of the Board or the Committee, as the case may be, shall be conclusive and binding on all participants in the Plan.
3.3 Number of Shares.
          Subject to the provisions of Article X (relating to adjustments upon changes in capital structure and other corporate matters), the aggregate number of Shares with respect to which Options may be granted under the Plan shall not exceed the Reserved Shares. As required under Treasury Regulation Section 1.422-2(b)(3)(i), in no event will the number of Shares that may be delivered pursuant to ISOs granted under this Plan exceed the Reserved Shares.
          If and to the extent that Options granted under the Plan terminate, are reduced in number, expire or are canceled without having been fully exercised, new Options may be granted under the Plan with respect to the Shares covered by the unexercised portion of such terminated, expired or canceled Options.
3.4 Reservation of Shares.
          The number of Shares reserved for issuance upon the exercise of Options granted under the Plan shall at no time be less than the maximum number of Shares which may be purchased at any time pursuant to outstanding Options.
ARTICLE IV
ELIGIBILITY
4.1 General.
          Options may be granted under the Plan only to Persons who are employees, officers or directors of, or consultants to, the Company or any of its Subsidiaries on the date of the grant. Options granted to consultants and non-employee directors shall be NSOs. Options granted to officers and employees of the Company or any of its Subsidiaries shall be, in the discretion of the Committee, either ISOs or NSOs.
4.2 Exceptions.
          Notwithstanding anything contained in Section 4.1 to the contrary, no ISO may be granted under the Plan to an officer or employee who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 425(d) of the Code), capital stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any of its Subsidiaries, unless (a) the Option Price of the Shares subject to such ISO is fixed at not less than 110% of the Fair Market Value of such Shares on the date of the grant (as determined in accordance with Section 6.2), and (b) such ISO by its terms is not exercisable after the expiration of five years from the date it is granted.
ARTICLE V
GRANT OF OPTIONS
5.1 General.
          Options may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Subject to the provisions of the Plan, the Committee shall have plenary authority, in its sole discretion, to determine:
          (a) the Persons (from among the class of Persons eligible to receive Options under the Plan) to whom Options shall be granted (the “Optionees”);
          (b) the time or times at which Options shall be granted; and
          (c) the number of Shares for which an Option may be exercisable.
5.2 Option Agreements.
          Each Option granted under the Plan shall be designated as an ISO or an NSO and shall be subject to the terms and conditions applicable to ISOs and/or NSOs (as the case may be) set forth in the Plan. Each Option shall specify the number of Shares for which such Option shall be exercisable and the exercise price for such Shares. In addition, each Option shall be evidenced by a written agreement in substantially the form of Exhibit A attached hereto (with such changes thereto as are consistent with the Plan as the Committee shall deem appropriate from time to time), or any other option agreement as the Committee shall deem appropriate from time to time (an “Option Agreement”). Each Option Agreement shall be executed by the Company and the Optionee. Notwithstanding anything to the contrary herein, in the event of a conflict between any provision of the Plan and any Option Agreement, the provisions of such Option Agreement shall control.

5.3 Vesting.
          The Committee shall determine whether and to what extent Options are subject to vesting based upon the Optionee’s continued service to, or the performance of duties for, the Company and its Subsidiaries.
5.4 No Evidence of Employment or Service.
          Nothing contained in the Plan or in any Option Agreement shall confer upon any Optionee any right with respect to the continuation of his or her employment by or service with the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company or any such Subsidiary or Affiliate at any time to terminate such employment or service or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.
5.5 Date of Grant.
          The date of grant of an Option under this Plan shall be the date stipulated by the Committee when it approves the grant or, in the absence of any such stipulated date, the date that the Committee approves the grant; provided, however, that in the case of an ISO, the date of grant shall in no event be earlier than the date as of which the Optionee becomes an employee, officer or director of the Company or one of its Subsidiaries.
5.6 Shares.
          Options shall be granted to purchase a specified number of Shares not to exceed, in the aggregate, the Reserved Shares. Options may be exercisable only for whole Shares.
ARTICLE VI
OPTION PRICE
6.1 General.
          The price (the “Option Price”) at which each Share may be purchased shall be determined by the Committee and set forth in the Option Agreement; provided, however, that the Option Price shall in no event be less than 100% (or 110% if Section 4.2 hereof is applicable) of the Fair Market Value of the Shares on the date of the grant (as determined in accordance with Section 6.2).
6.2 Determination of Fair Market Value.
     Subject to the requirements of Section 422 of the Code regarding ISOs, for purposes of the Plan, the “Fair Market Value” of a Share shall be determined as follows:
          (a) if the Common Stock is Publicly Traded, (i) the closing price on the Business Day immediately preceding the date of the grant if any trades were made on such Business Day and such information is available, otherwise the average of the last bid and asked prices on the Business Day immediately preceding the date of grant in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotations System (“NASDAQ”) or (ii) if the Common Stock is then traded on a national securities exchange, the closing price on the Business Day immediately preceding the date of grant, if any trades were made on such Business Day and such information is available, otherwise the average of the high and low prices on the Business Day immediately preceding the date of grant on the principal national securities exchange on which it is so traded; or
          (b) if there is no public trading market for the Common Stock, the fair market value of such Shares on the date of grant as reasonably determined in good faith by the Committee after taking into consideration all factors which it deems appropriate.
ARTICLE VII
TERMINATION OF OPTIONS
          (a) Unless otherwise prescribed by the Committee or specifically set forth in the applicable Option Agreement, each Option granted under the Plan shall automatically terminate and shall become null and void and be of no further force or effect upon the first to occur of the following:
               (i) (a) in the case of an ISO, the tenth anniversary of the date on which such Option is granted or, in the case of any ISO granted to a Person described in Section 4.2, the fifth anniversary of the date on which such ISO is granted and (b) in the case of a NSO, the tenth anniversary on which such Option is granted;
               (ii) if an Optionee resigns more than 30 days following an Initial Public Offering (as defined in the Stockholders’ Agreement) or an Optionee’s employment or service with the Company terminates for any reason other than for Cause, death or Disability of the Optionee, or as otherwise specified in this Article VII(a), the thirtieth (30th) day following the date of such resignation or termination;
               (iii) if an Optionee’s employment or service with the Company is terminated for Cause or if an Optionee resigns 30 days or less than 30 days following an Initial Public Offering, immediately prior to the effective date of such resignation or termination;
               (iv) if an Optionee’s employment or service with the Company is terminated due to the death or Disability of the Optionee, six (6) months after the date of such death or Disability;
               (v) on the effective date of a Sale of the Company; provided, however, that an Optionee’s right to exercise any Option outstanding prior to such effective date shall in all events be suspended during the period beginning five (5) days prior to the proposed effective date of such Sale of the Company and ending on either the actual effective date of such Sale of the Company or upon receipt of notice from the Company that such Sale of the Company will not in fact occur; and

               (vi) the termination date specified in any Option Agreement evidencing such Option.
          (b) Unless Company policy or the Committee otherwise provides, an Optionee’s employment or service relationship with the Company shall not be considered terminated solely due to any sick leave, military leave or any other leave of absence authorized in writing by the Company or the Committee; provided that , unless re-employment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any Optionee on an approved leave of absence, continued vesting of the Options while on leave from the employ of or service with the Company will be suspended until the Optionee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an Option be exercised after the expiration of the term of the Option set forth in the Option Agreement.
          (c) Any Shares that are not acquired as a result of an Option expiring without being fully exercised shall be available for award by the Committee to another eligible Person.
ARTICLE VIII
LIMITATIONS ON ISOs; NOTICE TO OPTIONEES GRANTED ISOs
     In accordance with Section 422(d) of the Code, to the extent that the aggregate Fair Market Value of all stock with respect to which ISOs are exercisable for the first time by such Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000 (measured as of the time the Option with respect to such stock was granted), such ISOs shall be treated as NSOs. Any Option that is not designated as an ISO or even if so designated does not qualify as an ISO on or subsequent to its date of grant shall constitute an NSO.
ARTICLE IX
PROCEDURE FOR EXERCISE
9.1 Payment.
          Payment upon exercise of an Option shall be made in cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Common Stock with respect to which the Option is being exercised or in such other manner as the Committee may from time to time permit.
9.2 Notice.
          (a) An Optionee (or other Person, as provided in Section 12.2) may exercise an Option granted under the Plan in whole or in part (but for the purchase of whole Shares only), as provided in the Option Agreement evidencing his or her Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:
               (i) that the Optionee elects to exercise the Option;

               (ii) the number of Shares with respect to which the Option is being exercised;
               (iii) the method of payment for the Shares (which method must be available to the Optionee under the terms of his or her Option Agreement or as otherwise permitted by the Committee);
               (iv) the date upon which the Optionee desires to consummate the purchase (which date must be prior to the termination of such Option);
               (v) and such further provisions consistent with the Plan as the Committee may from time to time require.
          (b) The exercise date of an Option shall be the date on which the Company receives the Notice from the Optionee. The Notice shall be deemed to have been received (i) when delivered, if personally delivered; (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (iii) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.
9.3 Issuance of Certificates.
          The Company shall issue stock certificates in the name of the Optionee (or such other Person exercising the Option in accordance with the provisions of Section 12.2), for the Shares purchased upon exercise of an Option as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such Shares; provided that the Company may elect not to issue any fractional Shares upon the exercise of any Options (determining the fractional Shares after aggregating all Shares issuable to a single holder as a result of an exercise of an Option for more than one Share) and in lieu of issuing such fractional Shares, shall pay the Optionee the Fair Market Value thereof subject to any limitations on such cash payment set forth in an applicable loan agreement to which the Company is subject. Neither the Optionee nor any Person exercising an Option in accordance with the provisions of Section 12.2 shall have any privileges as a shareholder of the Company with respect to any Shares of stock subject to an Option granted under the Plan until the date of issuance of stock certificates pursuant to this Section 9.3.
9.4 Stockholders’ Agreement.
          To the extent requested at any time by the Company and, if requested as a condition to exercise of an Option, an Optionee shall be required to execute a joinder to the Stockholders’ Agreement and agree to be bound by the terms thereof as a “Management Stockholder” or an “Other Stockholder” (as such terms are defined in the Stockholders’ Agreement), as the case may be. The Committee may also provide in an Option Agreement or otherwise that an Optionee’s exercise of an Option will be deemed to constitute such Optionee’s execution of the Stockholders’ Agreement.

ARTICLE X
ADJUSTMENTS
10.1 Changes in Capital Structure.
          If the Common Stock is changed by reason of a stock split, reverse stock split or stock combination, stock dividend or distribution, or converted into or exchanged for other Securities as a result of a merger, consolidation, recapitalization or reorganization, the Board shall make such adjustments in the number and class of shares of capital stock available under the Plan as it shall deem necessary or appropriate to preserve to an Optionee rights substantially proportionate to his or her rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such rights), including, without limitation, a corresponding adjustment changing the number and class of shares allocated to, and the Option Price of, each Option or portion thereof outstanding at the time of such change. Notwithstanding anything contained in the Plan to the contrary, in the case of ISOs, no adjustment under this Section 10.1 shall be appropriate if such adjustment (a) would constitute a modification, extension or renewal of such ISOs within the meaning of Sections 422 and 424 of the Code, and the regulations promulgated by the Treasury Department thereunder or (b) would, under Section 422 of the Code and the regulations promulgated by the Treasury Department thereunder, be considered as the adoption of a new plan requiring shareholder approval. The Company will not, in any event, permit the exercise price of any Option to be less than the par value of the Common Stock. Any adjustment pursuant to this Section 10.1 shall be determined by the Board in its sole discretion and such determination shall be conclusive and binding on all Optionees and their beneficiaries.
10.2 Sale of the Company.
     The following rules shall apply in connection with a Sale of the Company:
          (a) each holder of an Option outstanding at such time shall be given (i) written notice of such Sale of the Company at least ten (10) days prior to its proposed effective date (as specified in such notice) and (ii), an opportunity, prior to the commencement of the five-day period specified in subsection (a)(5) of Article VII hereof, to exercise the Option to the full extent to which such Option would have been exercisable by the Optionee at the expiration of such ten (10) day period; provided, however, that upon the occurrence of a Sale of the Company, all Options granted under the Plan and not so exercised shall automatically terminate; and
          (b) notwithstanding anything contained in the Plan to the contrary, Section 10.2(a)(i) shall not be applicable if provision shall be made in connection with such Sale of the Company, in the sole discretion of the Committee, (i) for the assumption of outstanding Options by, or the substitution for such Options of new options covering the capital stock of, the surviving, successor or purchasing corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number, kind and option prices of Securities subject to such options; provided, however, that in the case of ISOs, the Board shall, to the extent not inconsistent with the best interests of the Company or its Subsidiaries (as determined in good faith by the Board in its sole discretion), use its commercially reasonable efforts to ensure that any such assumption or substitution will not constitute a modification, extension or renewal of the ISOs within the meaning of Section 424(h) of the Code and the regulations promulgated by the Treasury Department thereunder or (ii) for the payment of consideration (including cash) in respect of such Options in an amount equal to the consideration payable in respect of common stock in connection with such Sale of the Company minus the Option Price thereof.
10.3 Special Rules.
          The following rules shall apply in connection with Sections 10.1 and 10.2 above:
          (a) no adjustment shall be made for cash dividends or the issuance to shareholders of rights to subscribe for additional Shares or other Securities;
          (b) any adjustments referred to in Section 10.1 and 10.2 shall be made by the Committee in its sole discretion and shall, absent manifest error, be conclusive and binding on all Persons holding any Options granted under the Plan; and
          (c) no fractional shares shall be issued as a result of any such adjustment, and any fractional shares resulting from the computations pursuant to Section 10.1 and 10.2 shall be eliminated without consideration from the respective Options.
ARTICLE XI
ACCELERATION
          (a) Power to Accelerate. The Committee shall have the power to accelerate the vesting of any Option granted under this Plan at any time following the grant of such Option.
          (b) Golden Parachute Limitations. Unless otherwise specified in an Option Agreement or otherwise authorized by the Committee in the specific case, no vesting of or lapse of restrictions imposed on an Option or other Restricted Security will be accelerated under this Plan to an extent or in a manner that would result in payments that are not fully deductible by the Company for federal income tax purposes because of Section 280G of the Code. If an Optionee would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the Optionee may by written notice to the Company designate the order in which such parachute payments will be reduced or modified so that the Company is not denied any federal income tax deductions for any “parachute payments” because of Section 280G of the Code.
          (c) Possible Rescission of Acceleration. If the vesting of an Option or other Restricted Security has been accelerated in anticipation of an event or upon Stockholder approval of an event and the Committee later determines that the event will not occur or following such acceleration it becomes clear that the Optionee would be treated as receiving “excess parachute payments” as defined in Section 280G of the Code in connection with such acceleration then the Committee, in its sole discretion, may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Options or other Restricted Securities.

ARTICLE XII
RESTRICTIONS ON TRANSFER OF OPTIONS AND SHARES;
REPURCHASE OF SHARES; PLEDGE; STOCK POWER
12.1 Compliance With Securities Laws.
          (a) No Options shall be granted under the Plan, and no Shares shall be issued and delivered upon the exercise of Options granted under the Plan, unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.
          (b) The Committee in its discretion may, as a condition to the exercise of any Option granted under the Plan, require an Optionee (i) to represent in writing that the Shares received upon exercise of an Option are being acquired for investment and not with a view to distribution, (ii) to make such other representations and warranties as are deemed appropriate by the Company and (iii) to become a party to the Stockholders’ Agreement or any other agreement to which other shareholders of the Company are a party. Stock certificates representing Shares acquired upon the exercise of Options that have not been registered under the Securities Act shall, if required by the Committee, bear the following legend or any substantially similar legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”
12.2 Non-Transferability of Options.
          No Option granted under this Plan shall be assignable or otherwise Transferable by the Optionee, except by will or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by the Optionee. If an Optionee dies, his or her Options shall thereafter be exercisable, during the period specified in Article VII or the applicable Option Agreement (as the case may be), by his or her executors or administrators to the full extent (but only to such extent) to which such Options were exercisable by the Optionee at the time of his or her death.
12.3 Transfer of Restricted Securities; Repurchase Rights.
          (a) The provisions set forth in the Stockholders’ Agreement regarding the Transfer of Restricted Securities received upon exercise of an Option shall apply to each Optionee and govern the Transfer of the Restricted Securities held by such Optionee.
          (b) Unless otherwise explicitly provided in an Option Agreement, and notwithstanding the terms of the Stockholders’ Agreement, in the event that an Optionee’s employment with the Company and/or its Subsidiaries is terminated for any reason, the Company or its designees shall have the right (but not the obligation) at any time, upon delivery of a Repurchase Notice to such Optionee, to repurchase all or any portion of the Restricted Securities acquired pursuant to the exercise of an Option and held by such Optionee or his, her or its Affiliates and/or permitted transferees at such time. The price per share of Restricted Security to be paid by the Company or its designees shall be the Fair Market Value of such Restricted Security (determined in accordance with the procedures set forth in Section 6.2) as of the date that such Optionee’s employment with the Company or its Subsidiaries is terminated. The purchase price to be paid by the Company or its designees shall be paid, at the election of the Company, in cash or other property. The Persons purchasing the Restricted Securities pursuant to this Section 12.3(b) will be entitled to require such Optionee, his, her or its Affiliates and/or permitted transferees to provide representations and warranties regarding (i) such Person’s power, authority and legal capacity to enter into such Transfer; (ii) such Person’s valid right, title and interest in such Restricted Securities and such Person’s ownership of such Restricted Securities; (iii) the absence of any liens, pledges, and other encumbrances on such Restricted Securities; and (iv) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such Person or the assets of such Person are bound as the result of such sale. The Company or its designees shall have the right to revoke the Repurchase Notice at any time. Should the Company or any of its designees elect to exercise the repurchase rights pursuant to this Section 12.3(b) and such Optionee, his, her or its Affiliates and/or permitted transferees fails to deliver all of such Restricted Securities in accordance with the terms hereof, the Company may, at its option, in addition to all other remedies it may have, deposit the repurchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to such Person in accordance herewith), whereupon the Company shall by written notice to such Person (i) cancel on its books the certificates(s) representing such Restricted Securities registered in the name of the Person and (ii) issue to the purchaser, in lieu thereof, new certificate(s) representing such Restricted Securities registered in the purchaser’s name (or if the Company is the purchaser, cancel such Restricted Securities), and all of such Person’s right, title, and interest in and to such Restricted Securities shall terminate in all respects.
          (c) Any Transfer in violation of Article XII shall be null and void. Any permitted transferee of Restricted Securities (other than the Company or its designee) shall, as a condition to such Transfer, agree to be bound by all of the provisions of this Section 12.3.

          (d) The restrictions set forth in Section 12.3 shall expire and be of no further force or effect on the date the Common Stock is Publicly Traded.
ARTICLE XIII
EFFECTIVE DATE AND TERMINATION OF THE PLAN
          This Plan shall become effective on the date of its adoption by the Board (the “Effective Date”); provided, however, that no ISO shall be exercisable by an Optionee unless and until the Plan shall have been approved by the shareholders of the Company in accordance with the provisions of its Certificate of Incorporation and By-laws, which approval shall be obtained by a simple majority vote of shareholders, voting either in Person or by proxy, at a duly held shareholders’ meeting, or by written consent, within twelve (12) months before or after the adoption of the Plan by the Board. This Plan was adopted by the Board on June 2, 2006.
          No Options may be granted after the Termination Date. Any unexercised Option outstanding as of the Termination Date shall terminate on such date.
ARTICLE XIV
AMENDMENT OF THE PLAN
          The Plan may be modified or amended in any respect at any time by the Committee with the prior approval of the Board; provided, however, that the approval of the holders of a majority of the votes that may be cast by all of the holders of Common Stock (on an as-converted-basis) of the Company entitled to vote (voting together as a single class, with each such holder entitled to cast one vote per share held by such holder) shall be obtained prior to any such amendment becoming effective if such approval is required by law or is necessary to comply with regulations promulgated by the Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or the regulations promulgated by the Treasury Department thereunder.
ARTICLE XV
DISQUALIFYING DISPOSITIONS
          If Shares acquired by exercise of an ISO granted under this Plan are disposed of within two (2) years following the date of grant of the ISO or one (1) year following the issuance of the Shares to the Optionee (or any situation in which an ISO will be taxed as a NSO) (a “Disqualifying Disposition”), the holder of such Shares shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.
ARTICLE XVI
WITHHOLDING TAXES

          Whenever, under the Plan, Shares are to be delivered to an Optionee upon exercise of an NSO (or an exercise of an ISO that will be taxed as an NSO), such Optionee shall remit or, in appropriate circumstances, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state, local and foreign withholding tax and employment tax requirements relating thereto. The Company shall be entitled to require as a condition of delivery of Shares under the Plan that the Optionee remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state, local and foreign withholding tax and employment tax requirements relating thereto. At the time of a Disqualifying Disposition, the Optionee shall remit to the Company in cash the amount of any applicable federal, state, local and foreign withholding taxes and employment taxes.
ARTICLE XVII
FUNDING
          Options issuable under this Plan will be exercisable into Shares and no special or separate reserve, fund or deposit will be established in connection herewith. No Optionee, beneficiary or other Person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Company by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Optionee, beneficiary or other Person. To the extent that an Optionee, beneficiary or other Person acquires a right to receive payment pursuant to any award hereunder, such right will be no greater than the right of any unsecured general creditor of the Company.
ARTICLE XVIII
OTHER PROVISIONS
          Each Option granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.
ARTICLE XIX
GOVERNING LAW
          All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Options granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

ARTICLE XX
HEADINGS
          The headings in this Plan are for convenience only and shall not control or affect the meaning of any provision of this Plan.
ARTICLE XXI
NUMBER AND GENDER
          With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.